Exhibit 99.1

Press Release

Encore Capital Group Completes Acquisition of Asset Acceptance Capital Corp.

Warren, MI, June 13, 2013 — Asset Acceptance Capital Corp. (the “Company”) today announced that Encore Capital Group, Inc. (“Encore”) has completed its acquisition of the Company in a mixed stock and cash transaction.

As previously disclosed, the transaction was approved by the Company’s stockholders at a special meeting of stockholders held June 13, 2013. Pursuant to the terms of the merger agreement, each share of common stock of the Company was converted into the right to receive, at the holder’s election, either (i) $6.50 in cash, without interest and less any applicable withholding taxes, or (ii) 0.2162 validly issued, fully paid and nonassessable shares of Encore’s common stock; provided, that (x) cash will be paid in lieu of any fractional shares of Encore’s common stock, and (y) no more than 25% of the total shares of the Company’s common stock outstanding immediately prior to the merger will be exchanged for shares of Encore’s common stock and shares of the Company’s common stock elected to be exchanged for Encore’s common stock in excess of such 25% limitation are subject to proration. Based on the election results, stockholders of the Company making an effective election to receive all cash consideration and those stockholders of the Company failing to make a valid election will receive 100% of their respective merger consideration in the form of cash consideration. As a result of proration, stockholders of the Company making an effective election to receive stock consideration will receive approximately 50.055% of their merger consideration in shares of Encore common stock (at the exchange rate of 0.2162 shares of Encore common stock for each share of Company common stock) and the remainder of their respective merger consideration in the form of cash consideration. As a result of the merger, the Company’s common stock will no longer be listed for trading on the NASDAQ Stock Market.

Stockholders of record, who did not previously and properly surrender their shares of the Company’s common stock in connection with making a valid election, will receive a letter of transmittal and instructions on how to surrender their shares of the Company’s common stock in exchange for cash consideration. Stockholders of record should wait to receive the letter of transmittal before surrendering their shares.

About Asset Acceptance

For 50 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.AssetAcceptance.com.

Asset Acceptance Investor Relations

Mary Arraf

Tel 586-983-7087

marraf@assetacceptance.com